LICENSE AGREEMENT

         AGREEMENT made as of the 9th day of May, 2000, between Brown Brothers Harriman & Co., a New York limited partnership having its principal office at 59 Wall Street, New York, New York 10005 ("BBH & Co."), and the European Equity Portfolio, a New York Trust having its principal office at P.O. Box 2330, Butterfield House, Fort Street, George Town, Grand Cayman, Cayman Islands (the "Fund").

                              W I T N E S S E T H:

         WHEREAS BBH & Co. has for many years conducted business and has used the name and service mark "BBH & Co." and "BBH" (collectively the "Mark") in connection with banking, investment advisory and other investment and financial services;

         WHEREAS,  the  Fund  is  an  open-end  management   investment  company
registered under the Investment Company Act of 1940, as amended;

         NOW, THEREFORE, in consideration of the premises and the promises of the parties, it is agreed:

         1.  BBH  &  Co.  hereby  grants  the  Fund  a  worldwide   nonexclusive
royalty-free license to use the Mark as part of its corporate name or the name of any series of the Fund during the term of this Agreement.

         2. The grant is personal to the Fund and shall not be assignable by the Fund without the prior written consent of BBH & Co.

         3. The Fund shall not engage in any business other than that of an open-end management investment company and shall not use the Mark in any manner other than as part of its corporate name and the name of any series of the Fund, provided herein without the prior written consent of BBH & Co.

         4. All services performed by the Fund and the advertising thereof shall be in accordance with the highest standards of the industry, and shall be in compliance with applicable Federal and state laws, rules and regulations.

         5. The Fund agrees to execute documents, to provide evidence and testimony, and to otherwise assist BBH & Co. so as to allow BBH & Co. to obtain, enforce and maintain any registrations of, and establish BBH & Co.'s rights in, the Mark.

         6. The Fund shall indemnity, defend and hold harmless BBH & Co., its partners, successors and assigns from any and all claims, demands, actions, law suits, liabilities, damages, penalties, costs, fees and expenses, including without limitation attorneys' fees and expenses arising out of, in connection with, or in respect of, the Fund's conduct of its business or use of the Mark, except for gross negligence, bad faith, willful misconduct or reckless disregard of duty on the part of BBH & Co.

          7. This Agreement may be amended or modified only by written mutual consent, and may be terminated by BBH & Co. at any time upon written notice to the Fund upon the expiration or earlier termination of any investment advisory agreement between the Fund or any investment company in which a series of the Fund invests all of its investable assets and BBH & Co.

         8. Upon termination of this Agreement, the Fund shall within ninety days thereafter change its name so as to eliminate any reference to the Mark as part of its corporate name or the name of any series of the Fund, and cease all use of the Mark, and shall not use the Mark, any colorable imitation of the Mark, or any reference to BBH & Co., in any manner or form whatsoever, in the conduct of its business.

         9. If the Fund for any reason fails to comply with any provision of paragraph 8 of this Agreement, the Fund specifically consents to BBH & Co. obtaining an injunction of any court of competent jurisdiction compelling the Fund's immediate compliance with the provisions of paragraph 8 and restraining it from any further use of the Mark, any colorable imitation of the Mark, or any reference to BBH & Co., in the conduct of its business. Such consent is based on recognition that monetary damages would be an inadequate remedy for BBH & Co.

         10. In addition to injunctive relief for failure of the Fund to comply with any provision of paragraph 8, BBH & Co. shall be entitled to recover from the Fund any monetary damages sustained and the costs and expenses of any action for injunctive relief or monetary damages, including without limitation reasonable attorneys' fees and expenses.

         11. Any written notice to a party hereunder shall be deemed duly given when sent by certified or registered mail, or hand delivered, to such party at the address and to the attention of the individual shown below, or to such other address or individual as may hereafter be specified by the relevant party to the other party in writing:

Brown Brothers Harriman & Co.
59 Wall Street
New York, New York 10005
Attention: Treasurer

European Equity Portfolio
21 Milk Street
Boston, Massachusetts 02109
Attention: President

         12. This Agreement constitutes the entire agreement of the parties, and supersedes all prior negotiations, commitments, undertakings and agreements of the parties, with respect to the subject matter thereof.


         13. The Fund acknowledges that its right to use the Mark is governed wholly and entirely by this Agreement.

         14. BBH & Co. represents and warrants that it has not granted any rights to third parties that would be infringed or otherwise violated by the Fund's use of the Mark as provided herein. Except for the foregoing representation and warranty, BBH & Co. disclaims any and all representations and warranties of any kind, express or implied, with respect to the Mark, including without limitation any representation or warranty that use of the Mark will not infringe or otherwise violate the rights of third parties.

         15. This Agreement shall be governed and construed under the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                  BROWN BROTHERS HARRIMAN & CO.



                                                  By


                                                  EUROPEAN EQUITY PORTFOLIO


                                                  By